EXHIBIT 10.55

SHAREHOLDERS AGREEMENT

This Agreement is made and entered into to be effective as of the 31st day of  October, 2008 by and between Natural Soda Holdings, Inc., a Colorado corporation (“Holdings”), AmerAlia, Inc., a Utah corporation (AmerAlia”), Sentient USA Resources Fund, L.P., a Delaware limited partnership (“Sentient”), and any persons who hereafter own shares of Holdings which are subject to this Agreement, all of whom shall be referred to collectively as the “Shareholders” and individually as a “Shareholder.”

R E C I T A L S

WHEREAS, the Shareholders are the owners of all the issued and outstanding shares of capital stock of Holdings with each Shareholder (as of the date set forth in the introductory paragraph of this Agreement), owning the number and percentage shown below:

Shareholder	Number of Shares Owned	Percentage of Total Shares Owned
AmerAlia	180,000	18%
Sentient	820,000	82%
	1,000,000	100%

WHEREAS, the Shareholders believe it to be in their best interests and in the best interests of Holdings to document their arrangements and understandings with respect to the disposition of shares of Holdings, now owned or hereafter acquired by the Shareholders (collectively referred to as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1
Restriction on Transfer of Shares By AmerAlia

1.1           Restriction on Transfer .  A Shareholder shall not transfer any right, title or interest in all or any part of its Shares, whether now owned or hereafter acquired, except in compliance with the terms, covenants, and conditions of this Agreement.  For purposes of this Agreement, the term “transfer” shall include any sale, assignment, transfer, pledge, conveyance, encumbrance, gift, hypothecation or any other disposition of any Share or Shares of Holdings.

1.2           Certificates.  The certificates representing shares that are issued and outstanding as of the date of this Agreement shall be surrendered to Holdings for the purpose of endorsing, and any certificates representing shares newly issued by Holdings shall be endorsed, with a legend as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

In addition, the shares represented by this certificate are transferable only upon compliance with the provisions of a Shareholder Agreement dated 31 October, 2008, a copy of which is on file with the Secretary of Holdings.

After endorsement, the certificates shall be returned or delivered to the registered owner, which shall be entitled to exercise all rights of ownership therein, except as limited by this Agreement.  All certificates issued after the date of this Agreement, which represent Shares subject to this Agreement (including any shares that are permitted to be transferred after compliance with the terms of this Agreement), shall be endorsed as set forth above.

1.3           Capital Adjustments.  In the event that during the term of this Agreement any share dividend or other distribution is made with respect to all or any of the Shares (payable in securities of Holdings), or any reclassification, readjustment, split, reverse split or other change is declared or made in the capital structure of Holdings, all new, substitute or additional shares or other securities issued by reason of such change shall be held by the registered owner and any permitted successor or assign of the registered owner under and restricted by the terms of this Agreement and certificates representing such shares shall bear the foregoing legend.

ARTICLE 2
Transfers

2.1            Right of First Refusal.  Upon receipt by AmerAlia (including any successor or assign of AmerAlia) of a bona fide offer for the purchase of any or all its Shares of Holdings which such Shareholder desires to accept, AmerAlia (including any successor or assign of AmerAlia) (“Offering Shareholder”) shall offer to sell such Shares (the “Offered Shares”) to Holdings and Sentient, as follows:

2.1.1         Notice.  The Offering Shareholder shall deliver a written notice to Holdings and Sentient (the “Notice”).  The Notice shall state that the Offering Shareholder offers to sell the Offered Shares to Holdings and/or Sentient for the same price and upon the same terms and conditions offered by the bona fide prospective purchaser. Such prospective purchaser’s offer shall include a cash earnest money deposit of at least 10% of the proposed purchase price to be held in trust by Holdings pursuant to the terms of this Section. The earnest money deposit must be delivered to the Treasurer of Holdings contemporaneous with the transmission of the Notice to Sentient. Included in the Notice shall be a statement of the Offering Shareholder’s agreement to transfer to the prospective purchaser if the Notice is not accepted, the name and address of the prospective transferee, the number of Shares involved in the proposed transfer, and the price, terms and conditions of the proposed transfer.  The Offering Shareholder shall transmit the Notice to the Secretary of Holdings and Sentient by certified mail or personal delivery, furnishing a copy of the aforesaid written offer to purchase from the prospective purchaser together with proof the earnest money deposit has been made.  If the proposed purchase is to be on terms other than cash and/or deferred payments, and the parties cannot agree on a “cash equivalent” value, the certified public accountant of Holdings will determine the “cash equivalent” value of the offer, which determination shall be controlling for the purposes of this Agreement.

2.1.2         Exercise of Right of First Refusal.  Within twenty (20) days after the Secretary of Holdings receives the Notice together with the cash deposit, Holdings may elect to purchase all or part of the Offered Shares by delivering to the Shareholders a written notice of its election to purchase all or part of the Offered Shares.  If Holdings does not purchase all or part of the Offered Shares, within thirty (30) days thereafter (50 days after receipt by the Secretary of Holdings of the Notice), Sentient may elect to purchase the remaining Offered Shares by providing the Offering Shareholder a written notice of its election to purchase.  Neither Holdings nor Sentient exercising the right of first refusal shall be bound to perform any non-monetary terms contained in the prospective purchaser’s offer which cannot reasonably be performed by it.

2.1.3         Closing.  Closing of the sale of any Shares for the prices and under the terms and conditions described in this Section shall be held in the principal office of Holdings at 10:00 A.M., Mountain Time on the later of the closing date described in the bona fide offer, or the date following receipt by Holdings of the Notice by sixty (60) days.

2.1.4         Sale to Third Party.  If neither Sentient nor Holdings exercises its right of first refusal within the prescribed time, the Offering Shareholder shall make a bona fide transfer in strict accordance with the terms and conditions stated in the Notice; and the person acquiring such Shares shall be a “Shareholder” subject to all the terms and covenants of this Agreement.  In such case, the Offering Shareholder shall not be obligated to transfer any of the Offered Shares to Holdings or any of the Shareholders, since their right to purchase is dependent upon the Offering Shareholder receiving notice of intent to purchase all of the Offered Shares.  However, if the Offering Shareholder shall fail to make such transfer within thirty (30) days following the expiration of the time period given to Holdings and Sentient to exercise their respective rights of first refusal, the Offering Shareholder shall repeat the procedure in the foregoing paragraphs before transferring any Shares in Holdings.

2.2           Optional Right to Purchase Shares by Corporation.  Holdings may purchase all Shares of AmerAlia (also herein referred to as the “Sale Shares”) for the Purchase Price (established pursuant to Section 2.5) and under the terms and conditions set forth in this Section if:

2.2.1         Unauthorized Transfer.  AmerAlia (including any successor or assign of AmerAlia) transfers or attempts to transfer any of his, her or its shares without compliance with the terms of this Agreement, after ten (10) days’ written notice of such noncompliance is given by Holdings or AmerAlia (including any successor or assign of AmerAlia) and such noncompliance is not remedied within such ten (10) day period;

2.2.2         Levy or Execution.  Any levy or execution is made on any Shares of AmerAlia (including any successor or assign of AmerAlia),

2.2.3         Bankruptcy.  AmerAlia (including any successor or assign of AmerAlia) makes an assignment for the benefit of creditors, files for protection from creditors pursuant to the United States Bankruptcy Code or any similar state or federal law, or fails to obtain the discharge of any involuntary filing under any bankruptcy or similar law within 30 days after such filing; or

2.2.4         Breach of Contract. AmerAlia (including any successor or assign of AmerAlia) materially breaches any written agreement among Shareholders, including but not limited to this Agreement, and fails to remedy such breach within the remedy period provided by such agreement.  Holdings may exercise its right to purchase Sale Shares under this Section by delivery to AmerAlia (including any successor or assign of AmerAlia), and any other appropriate party, of a notice of election to purchase within thirty (30) days after it first is entitled to exercise its rights under this Section, and Holdings shall become obligated to purchase such Shares upon delivery of the notice of election.  The purchase price and other terms of the sale shall be established by the provisions of Section 2.5 of this Agreement.

2.3           Drag-Along Right.  Subject to the receipt of any required approval by the shareholders of AmerAlia, Inc., if Sentient receives an offer to purchase all of its shares and it elects to accept the offer as to all of its Shares, then Sentient have the right to require AmerAlia and any successor or assign of AmerAlia (a “Dragged Seller”) sell all of its Shares on the same terms and conditions (on a per share basis) as the third party is purchasing the shares of Sentient.

2.4           Tag-Along Right.  If Sentient desire to sell or otherwise dispose of all of its Shares pursuant to an offer from a third party, then Sentient shall provide AmerAlia with a notice of the proposed sale, describing in detail the terms and conditions of the proposed sale.  AmerAlia shall have the right, exercisable for a period of fifteen (15) days after receipt of the notice of proposed sale, to require the third party purchaser to purchase all of the Shares owned by AmerAlia on the same terms and conditions as the Shares being purchased from Sentient. If the third party purchaser refuses to purchase all of the Shares of AmerAlia on the same terms and conditions, then Sentient may not sell any of its shares to such purchaser. If AmerAlia fails to exercise the rights described in this Section within fifteen days after receipt of the notice from Sentient, then Sentient may transfer its Shares to the purchaser on the same terms and conditions as set forth in the notice of proposed sale and the Tag-Along rights described in this section shall terminate and shall no longer be enforceable. If the shareholders of AmerAlia have not approved of the Drag-Along rights described in Section 2.3 on or before December 31, 2008, then this Tag-Along right shall terminate and shall not be enforceable.

2.5           Valuation.  The purchase price of any Share sold pursuant to this Agreement, except as provided with respect to the right of first refusal or drag along rights shall be determined in the following manner:

2.5.1         By Agreement.  The fair market value of the Shares will be that price that is mutually agreed upon by the seller and the purchaser. If seller and the purchaser are unable to agree mutually on the fair market value of the Shares within ten (10) days from the date of the deemed offer, the fair market value of the Shares will be determined by one (1) or more Qualified Appraisers, selected under the procedures in this Section.

2.5.2         By Appraisal.  If the fair market value of the Shares is to be determined by Qualified Appraisers, the seller and purchaser will each have the opportunity to appoint, at his, her, or its own expense, a Qualified Appraiser, within five (5) days following the expiration of the ten (10)-day period within which the Seller and purchaser could not mutually agree on the fair market value. If either party shall fail to appoint a Qualified Appraiser within this five (5)-day period, the other Qualified Appraiser shall unilaterally establish the fair market value of the Shares by a written opinion.  If both parties appoint Qualified Appraisers within this five (5)-day period, these two (2) Qualified Appraisers shall establish the fair market value of the Shares in a single written opinion agreed to by both of them.  If these two (2) Qualified Appraisers cannot agree on the fair market value of the Shares within ten (10) days of the appointment of the latter of them, these two (2) appointed Qualified Appraisers shall together appoint a third Qualified Appraiser whose sole written opinion shall establish the fair market value of the Shares.  Any action to be taken by Holdings under this section shall be taken by Holdings’ Board of Directors, except that the Seller shall not vote, either as a director or Stockholder, and either directly or through an agent or subordinate, with respect to such actions. The fees and reimbursed expenses charged by the Qualified Appraisers in the valuation under this section shall be borne solely equally by the purchaser and seller. Holdings will provide such data as any Qualified Appraiser deems necessary or useful to make such determination of the fair market value of the Shares. The parties agree that the Shares owned by AmerAlia (or any of its successors or assigns) shall be subject to any minority interest discount as may be deemed appropriate by the Appraiser.

2.5.3         Definition of a Qualified Appraiser.  A “Qualified Appraiser” is a professional appraiser or independent certified public accountant who is qualified by experience and ability to appraise the Shares. The appointment of a Qualified Appraiser shall be made by a written instrument delivered to each of the other parties to the purchase and Holdings.

2.6           Closing.  Except as expressly provided to the contrary herein, a closing of the purchase and sale of any Shares subject to transfer pursuant to the provisions of this Article shall be held within thirty (30) days after notice of exercise has been given (the “Closing”).  If the parties cannot mutually agree on a Closing date, time and place, the Closing shall be held on the thirtieth (30th) day following notice of exercise or on the next business day that is not a bank holiday in Denver, Colorado immediately following the thirtieth (30th) day.  Absent an agreement to the contrary, the Closing shall occur at 10:00 o’clock A.M., Mountain Time, at the principal offices of Holdings.

2.7           Payment Provisions.  The purchase price under this Agreement shall be paid in cash, except as may otherwise be provided in the provisions of the offer subject to the right of first refusal.

2.8           Cooperation.  If Holdings does not have sufficient surplus or other authority to permit it to lawfully purchase all of the Shares it has the right to purchase pursuant to this Article, all the Shareholders hereby agree to promptly take such measures to vote their respective Shares to reduce the capital of Holdings or to take such other steps as may be appropriate or necessary to enable Holdings to purchase and pay for all of the Shares to be purchased.  If Holdings shall, nevertheless, be unable to or refuse to purchase all of the Shares it has agreed to purchase, then, with respect to the Shares which Holdings shall be unable to or shall refuse to purchase, the remaining Shareholder(s) may purchase such Shares ratably in accordance with their then respective holdings in Holdings in accordance with the provisions of this Article as though such Shareholders were named instead of Holdings.

2.9           Duty to Sell.  In the event either Holdings or a Shareholder becomes obligated to purchase shares pursuant to this Agreement, AmerAlia (including any successor or assign of AmerAlia), or any heir, assign, transferee, successor-in-interest, trustee or personal representative of AmerAlia (including any successor or assign of AmerAlia), shall sell the Shares for the purchase price under the terms and conditions set forth in this Agreement.

ARTICLE 3
Other Terms

3.1           Additional Funding Requirements.  The Shareholders have discussed the potential capital requirements of Holdings and its wholly owned subsidiary, Natural Soda, Inc. If the Board of Directors of Holdings determines that additional capital is appropriate for Holdings (including capital needed to fund its subsidiary, Natural Soda, Inc.), each of the Shareholders shall have the right for a period of no less than thirty days to contribute its pro rata share of any additional such additional capital.  AmerAlia agrees that Sentient shall have no obligations to make any capital contributions to AmerAlia, whether to fund such capital needs or otherwise. If AmerAlia is unable to or elects not to timely fund its pro rata share of any such additional capital, Sentient may fund more than its pro rata share with the result being that AmerAlia’s percentage interest in Holdings will be reduced as a result. AmerAlia for itself and its shareholders waives any claims against Sentient (including any of its successors and assigns) resulting from (i) any inability of AmerAlia to raise additional capital or to be able to make any contributions to the capital of Holdings, or (ii) any contributions to Holdings made by Sentient which result in a reduction in AmerAlia’s percentage ownership of Holdings because AmerAlia was unable to or elects not to make its pro rata share of the contribution within thirty days after receiving the notice described above.

ARTICLE 4
Termination of Agreement

4.1           Termination of Agreement.  This Agreement shall terminate upon the occurrence of any of the following events:

4.1.1         By Agreement.  By written agreement to terminate this Agreement signed by all the Shareholders of Holdings;

4.1.2         Ownership by a Sole Shareholder.  If any one shareholder acquires all of the shares of capital stock of Holdings;  or

4.1.3         Liquidation or Dissolution.  The liquidation or dissolution of Holdings.

ARTICLE 5
Miscellaneous

5.1           Notices.  Any and all offers, notices, designations, consents, acceptances, or other communications provided for in this Agreement (collectively the “Notices”), shall be given in writing by registered or certified mail.  Notices to Holdings shall be addressed to the Secretary of Holdings at its principal business office, with a copy to the other shareholders.  Notices to any Shareholder shall be addressed to his, her or its address appearing on the books of Holdings.  Each such notice shall be deemed given and delivered at the time it is personally delivered or properly addressed and mailed with sufficient postage prepaid in any post office or branch post office regularly maintained by the United States Government.  If not provided in accordance with the provisions of this Section, a notice shall be ineffective for all purposes under this Agreement, even if actually received.

5.2           Execution of Documents.  Each Shareholder hereby agrees for himself, herself or itself, and his, her or its successors and assigns, to execute and deliver any and all documents or legal instruments which may be necessary or proper to carry out the provisions of this Agreement.

5.3           Damages.  The Shareholders hereby declare that it is impossible to measure in money the damages which will accrue to any Shareholder by reason of Holdings’ or any Shareholder’s failure to perform any of the obligations under this Agreement.  Therefore, if any Shareholder shall institute any action or proceeding to enforce the provisions herein, any person (including Holdings) against whom such action or proceeding is brought hereby waives the claim or defense therein that such Shareholder has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.  Each of the parties hereto expressly agrees that the equitable remedy of specific performance is the appropriate remedy in addition to any monetary damages or other remedies that may be awarded.

5.4           Invalidity.  The invalidity or inability to enforce of any provision or provisions of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if any invalid or unenforceable provisions were omitted.

5.5           Amendment of Agreement.  No change, termination, or modification of this Agreement shall be valid unless the same be in writing and executed by all the parties hereto.

5.6           Parties Bound by Agreement.  This Agreement shall be binding upon Holdings and the Shareholders and their respective heirs, personal representatives, successors and assigns.  This Agreement shall be construed in accordance with Colorado law.

5.7           Execution.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

5.8           Integration.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous discussions, negotiations and agreements, whether written or oral.

5.9           Attorneys’ Fees and Costs.  In the event of any litigation to enforce any provision of this Agreement, the prevailing party shall be entitled to recovery attorneys’ fees and costs incurred in such litigation in addition to any other damages awarded or other determinations made.

5.10          Independent Covenants.  Each of the agreements or covenants contained in this Agreement shall be deemed to be independent of each of the others and to be supported by good and adequate consideration.

5.11          Time of the Essence.  Time shall be of the essence in performing the obligations contained in this Agreement.

5.12          Dispute Resolution.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Douglas County, Colorado, before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrator shall, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the arbitration clause set forth above. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date set forth in the initial paragraph hereof, notwithstanding the actual date of execution.

NATURAL SODA HOLDINGS, INC.		AMERALIA, INC.

By:	/s/ Bill H. Gunn	By:	/s/ Bill H. Gunn
Name:	Bill H. Gunn	Name:	Bill H. Gunn
Title:	President	Title:	President

SENTIENT USA RESOURCES FUND, L.P.
By:	Sentient Executive MLP 1, Limited,
General Partner

By:	/s/ Gregory Link
Name:	Gregory Link
Title:	Director